SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 14, 2006 (August 14, 2006)
Calgon Carbon Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 717
Pittsburgh, Pennsylvania	15230-0717

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (412) 787-6700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     On August 14, 2006, Calgon Carbon Corporation (the “Company”) announced that it intends to offer, subject to market conditions and other factors, $65 million in aggregate principal amount of Convertible Senior Notes due 2036 (“Convertible Notes”). In addition, the Company may issue up to an additional $10 million in aggregate principal amount of Convertible Notes upon exercise of an option to be granted to the initial purchasers. Certain information contained in a preliminary offering memorandum prepared in connection with the offering of Convertible Notes is set forth below.
Our company
We are one of the leading global suppliers of activated carbon, producing approximately 130 million pounds annually, or approximately 31% of estimated annual U.S. demand and approximately 12% of estimated global demand. We specialize in the manufacture and supply of activated carbon in granular form, and the design of innovative treatment systems and value-added technologies and services for the purification of water and air and other process streams. We have approximately 850 employees, 16 operational facilities and 26 sales and service centers in North America, Europe and Asia.
Products and services
We offer a diverse range of products, services and equipment specifically developed for the purification, separation and concentration of liquids and gases through three business segments.
Activated Carbon and Service segment—83% of 2005 net sales
The Activated Carbon and Service segment primarily consists of activated carbon products and field services, including reactivation. The sale of activated carbon is the principal component of this business segment. We produce and sell a broad range of activated carbons, in granular, powdered or pellet form. Activated carbon is a porous material that removes organic compounds from liquids and gases by a process known as “adsorption.” In adsorption, organic molecules contained in a liquid or gas are attracted and bound to the surface of the pores of the activated carbon as the liquid or gas is passed through. We also have a patented manufacturing process which enhances the catalytic functionality of activated carbon, expanding its capability to remove inorganic compounds; the product was introduced in 1994 and is called Centaur®.
The primary raw material used in the production of our activated carbons is bituminous coal which is crushed, mixed with pitch, sized and processed in low temperature bakers followed by high temperature furnaces. This heating process is known as “activation” and develops the pore structure of the carbon. Through adjustments in the “activation” process, pores of the required size for a particular purification application are developed. Our technological expertise in adjusting the pore structure in the activation process has been one of the factors that has enabled us to develop many special types of activated carbon.

We also market lower priced, lower value-added activated carbon produced by other suppliers outside the United States, principally in China, as well as activated carbons made from other raw materials, including coconut or wood, produced by industry partners and suppliers.
The other significant component of this business segment is the reactivation of activated carbons. Reactivation is a process by which organic compounds that have been adsorbed by the carbon are destroyed. The process entails passing the spent activated carbon through a high temperature furnace. The reactivated carbon can then be re-used. Our reactivation service includes handling and transportation of the activated carbon. Another component of this business segment is various services associated with the supply of media, such as activated carbon, ion exchange resins and anthracite, among others and systems for purification, separation and concentration as well as the design, assembly and supply of systems through leasing arrangements. These services are particularly suited for treating fluids at a customer’s facility containing hazardous or non-hazardous organic compounds.
We also provide a perchlorate removal service for groundwater treatment which utilizes ion exchange resins and equipment. This service includes feasibility studies, process and equipment design, assembly and supply of systems with a selected ion exchange resin, treatment services and major maintenance of Company owned equipment. We also provide resin exchange service along with disposal of the spent resins.
Our purification services are used to improve the quality of food, chemical, pharmaceutical, and petrochemical products. Such services may be utilized in permanent installations or in temporary applications, as pilot studies for new manufacturing processes or recovery of off-specification products.
Equipment segment—13% of 2005 net sales
In addition to offering services to clean water from contaminated aquifers and surface impoundments and to clean accidental spills on a fee basis, we also sell a line of adsorption and filtration equipment to clean water from contaminated aquifers and industrial wastewater and surface impoundments, and other equipment to purify gases and liquids in industrial process applications. Equipment for these applications can be custom designed and fabricated for a specific project or can be drawn from our inventory.
We also design and sell equipment which employs activated carbon and ion exchange resins for purification, separation and concentration, and proprietary ion exchange technology based continuous ion exchange units for the purification of many products in the food, pharmaceutical and biotechnology industries. We also provide a wide range of odor control equipment that utilizes catalytic or activated carbon to control odors at municipal wastewater treatment facilities and pumping stations.
Our ultraviolet light equipment (UV light) is effective for disinfecting both drinking water and wastewater. In drinking water, UV light alters the DNA of pathogens, such as Cryptosporidium and Giardia, making it impossible for them to reproduce and infect humans. Our drinking water disinfection product line is designed to protect municipal drinking water supplies from such pathogens. Our wastewater disinfection product line is designed to disinfect municipal wastewater. In addition, UV light is effective in combination with hydrogen peroxide in destroying many contaminants common in groundwater remediation applications via our advanced oxidation equipment.
Consumer segment—4% of 2005 net sales
The primary product offered in the Consumer segment is carbon cloth, which is activated carbon in cloth form. Carbon cloth is sold to the medical, industrial and military markets.
Activated carbon and carbon cloth are used as the primary raw material in our consumer home products group. We currently have two primary product lines that we market to the retail market. The first product line, PreZerve® storage products, uses carbon cloth to protect and preserve jewelry and keepsakes from deterioration. The second product line, AllGoneTM, is an odor elimination system that utilizes activated carbon discs to adsorb odors and impurities from the air safely and naturally.
Our competitive strengths
Our core competitive strengths include the following:
•	Diverse end markets. Our network of trained distributors, dealers and direct sales force sell our products and services to a diverse customer base. Of our 2005 net sales, approximately 61.0% were sales to North America (United States and Canada), approximately 23.8% were sales to Europe and approximately 15.2% were sales to the rest of the world. Our top ten customers represented only approximately 10% of such sales. The following end markets use our products and services:

% of Net Sales
Wastewater	21%
Potable water	20
Industrial	20
Food	13
Air treatment	11
Specialty	11
Consumer	4
•	Cost-effective solutions. Our products and services generally provide cost-effective solutions to reduce or eliminate numerous contaminants, such as organic chemicals, mercury, methyl tertiarybutyl ether (MTBE), perchlorate, Cryptosporidium, Giardia, from water or air. Our reactivation service business provides a low capital-cost solution to our customers.

•	Leader in UV disinfection technology. UV disinfection technology was recently recognized by the EPA as the most cost-effective technology to prevent Cryptosporidium infection in drinking water for many municipal water treatment systems. We invented the UV process for the prevention of infection from Cryptosporidium and Giardia and have process patents in 28 countries for the application of low-energy UV light for the inactivation of these parasites in drinking water. Although our UV products have generated an insignificant percentage of our net sales to date, we have a broad line of UV products for treating drinking water, wastewater, industrial process water and groundwater, with over 350 UV installations worldwide. See “Risk factors—Risks relating to our business—We hold a variety of patents that give us a competitive advantage in certain markets. An inability to defend those patents from competitive attack could have an adverse effect on both current results and future growth targets.”

•	Technology Leader. Over the past five years, we have invested an aggregate of approximately $22 million in research and development. We currently own over 200 patents related to products and processes in each of our business segments. Our efforts have led to the development of new technologies to respond to purification needs such as perchlorate and drinking water disinfection and specialty grades of carbons more useful to targeted customers and industries.

•	Highly experienced management team. Our innovative management team has extensive experience in the activated carbon industry, and has recently successfully implemented the first phase of its re-engineering program designed to manage higher raw material costs, such as coal and natural gas, by streamlining our businesses and raising prices.
Our business strategies
We intend to continue to grow our business, increase our market share and improve our returns by focusing on the following strategies:
•	Strengthen the activated carbon and service business. We will continue to aggressively implement our re-engineering plan to further streamline higher business to further offset higher raw material, freight and personnel costs, so that we can sell our products and services around the world and generate returns in excess of our cost of capital.

•	Target growth markets and regions. We will continue to target markets and regions, such as Asia, where we anticipate economic growth will be most robust over the long-term. We anticipate that the need for our products and services will generally continue to correlate with the level of economic activity. We believe that the Asian economies will continue to grow and that multinational corporations will continue to expand operations in those countries. In addition, we believe that the populace will become increasingly aware of the need to mitigate the environmental impact of that growth through water and emissions treatment. We also expect to achieve growth in Central Europe and South America.

•	Deliver cost-effective solutions to regulations promulgated by the EPA. We continue to focus on delivering solutions to environmental problems, such as the removal of contaminants, required by the EPA and other authorities. Activated carbon will effectively remove many potentially harmful organic contaminants identified in the EPA regulations that can form in drinking water. Powdered activated carbon is also a cost-effective media for the removal of mercury from coal-fired power plant emissions. In March 2005, the EPA issued the first-ever federal rule to permanently cap and reduce mercury emissions from certain coal-fired power plants, which when fully implemented by 2018, are expected to result in emissions reductions of approximately 70% of current emissions. We believe that this new rule will generate increased demand for activated carbon.

In December 2005, the EPA issued rules that will require certain community water systems over the next eight years to improve drinking water quality and provide additional protection from disease-causing microorganisms and disinfection by-products that can form during drinking water treatment. The EPA has stated that where additional active treatment is necessary to protect drinking water from pathogens, UV technology, such as that provided by us, will likely offer the most cost-effective means to meet the new requirements. We believe we currently have an approximately 25% share of this market.

•	Defend our intellectual property strategically. We intend to continue to defend our intellectual property through prudent litigation. During the past three and one-half years, we have spent $6.5 million defending our intellectual property through litigation. We believe that the pursuit of these actions continues to be a compelling use of capital, potentially producing significant returns for our stockholders. If we resolve these actions successfully, we believe that we will facilitate continued development of the market for our UV equipment and collection of licensing fees on our technology.
Risks relating to our business
Our pension plans are currently underfunded, and we expect to be subject to significant increases in pension contributions to our defined benefit pension plans, thereby restricting our cash flow.
We sponsor various pension plans in the United States and Europe that are underfunded and require significant cash payments. We contributed $4.0 million and $2.4 million to our U.S. pension plans and $1.0 million and $2.1 million to our European pension plans in 2004 and 2005, respectively. We are required to make minimum aggregate contributions of $6.4 million in 2006. We currently expect to be required to contribute approximately $12.8 million to our U.S. pension plans in 2007. If our cash flow from operations is insufficient to fund our worldwide pension liability, we may be forced to reduce or delay capital expenditures, seek additional capital or restructure or refinance our indebtedness

The funding status of our pension plans is determined using many assumptions, such as inflation, investment rates, mortality, turnover and discount rates, any of which could prove to be different than projected. If the performance of the assets in our pension plans does not meet our expectations, or if other actuarial assumptions are modified, we may be required to contribute more to our pension plans than we currently expect. For example, an approximate 25-basis point decline in the current liability interest rate, which is used under the Employee Retirement Income Security Act of 1974, or ERISA, for funding purposes, would increase our minimum required contribution to our U.S. pension plans by approximately $2.2 million over the next three years.
Our pension plans in the aggregate are underfunded by approximately $56 million as of December 31, 2005 (based on the actuarial assumptions used for FAS 87 purposes and comparing our projected benefit obligation to the fair value of plan assets) and require a certain level of mandatory contributions as prescribed by law. Our U.S. pension plans, which are underfunded by approximately $37 million as of December 31, 2005, are subject to ERISA. In the event our U.S. pension plans are terminated for any reason while the plans are less than fully funded, we will incur a liability to the Pension Benefit Guaranty Corporation that may be equal to the entire amount of the underfunding at the time of the termination. In addition, changes in required pension funding rules that would be effected by the enactment of the Pension Protection Act of 2006 (expected in August 2006) will significantly increase our funding requirements beginning in 2008, which will have an adverse effect on our cash flow and could require us to reduce or delay our capital expenditures, seek additional capital or restructure or refinance our indebtedness. See Note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
Our financial results could be adversely affected by an interruption of supply or an increase in coal prices.
We use bituminous coal as the main raw material in our granular activated carbon production process. We estimate that coal will represent approximately 34% of our carbon product costs in 2006. We have various annual and multi-year contracts in place for the supply of coal that expire at various intervals from 2007 to 2011. Interruptions in coal supply caused by mine accidents, labor disputes, transportation delays, or other events for other than a temporary period could have an adverse effect on our being able to meet our customer demand. In addition, increases in the prices we pay for coal under our supply contracts could adversely affect our financial results by significantly increasing production costs. During 2005, our aggregate costs for coal increased by $1.5 million, or 15.5%, compared to 2004. Based upon the estimated usage of coal in 2006, a hypothetical 10% increase in the price of coal would result in $0.9 million of additional pre-tax expenses to us. Historically, we have generally not been able to pass through raw materials price increases to our customers, and we may in the future continue to be generally unable to do so.
Our financial results could be adversely affected by shortages in energy supply or increases in energy costs.

The prices for and availability of energy resources could be volatile as it is affected by political and economic conditions that are outside our control. We utilize natural gas as a key component in our activated carbon manufacturing process and have annual and multi-year contracts for the supply of natural gas at each of our major facilities. If shortages of or restrictions on the delivery of natural gas occur, production at our activated carbon facilities would be reduced, which could result in missed deliveries or lost sales. We also have exposure to fluctuations in energy costs as they relate to the transportation and distribution of our products. For example, natural gas prices have increased significantly in recent years. We may not be able to pass through natural gas and other fuel price increases to our customers.
Increases in U.S. and European imports of Chinese manufactured activated carbon could have an adverse effect on our financial results.
We face pricing pressure and competition in our U.S. and European markets from brokers of low cost imported activated carbon products, primarily from China. While we believe we have a technically superior product, if imports increase and Chinese products are accepted in more applications, we could see declines in net sales. In addition, the supply of low cost activated carbon may make it more difficult for us to pass through raw material price increases to our customers. We believe that Chinese activated carbon producers are selling their product in the United States below the prices that they could obtain for their product in China. If the pending anti-dumping petition with the United States against Chinese activated carbon exporters, which currently is under review by the U.S. International Trade Commission and the U.S. Department of Commerce, is not resolved favorably to us in our capacities as both a U.S. producer and an importer, our financial results could be adversely affected.
Our inability to successfully negotiate new collective bargaining agreements upon expiration of the existing agreements could have an adverse affect on our financial results.
We have collective bargaining agreements in place at four of our production facilities covering approximately 31.8% of our full-time workforce as of December 31, 2005. Those collective bargaining agreements expire from February 2007 to April 2009. Any work stoppages as a result of disagreements with any of the labor unions or our failure to renegotiate any of the contracts as they expire could disrupt production and significantly increase product costs as a result of less efficient operations caused by the resulting need to rely on temporary labor.
We have operations in multiple foreign countries and, as a result, are subject to foreign exchange translation risk, which could have an adverse effect on our financial results.
We conduct significant business operations in several foreign countries. Of our 2005 net sales, approximately 42.5% were sales to countries other than the United States, and 2005 net sales denominated in non-U.S. dollars represented approximately 32% of our overall net sales. We conduct business in the local currencies of each of our foreign subsidiaries or affiliates. Those local currencies are then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements. The exchange rates between some of these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future. Changes in exchange rates, particularly the strengthening of the U.S. dollar, could significantly reduce our sales and profitability from foreign subsidiaries or affiliates from one period to the next as local currency amounts are translated into fewer U.S. dollars.
Our European and Japanese activated carbon businesses are sourced from both the United States and China, which subjects these businesses to foreign exchange translation risk.
Our only production facilities for virgin granular activated carbon are in the United States and China. Those production facilities are used to supply all of our global demand for virgin granular activated carbon. All of our foreign operations purchase from the U.S. operations in U.S. dollars, yet sell in local currency, resulting in foreign exchange translation risk. We generally execute foreign currency derivative contracts of not more than one year in duration to cover our known or projected foreign currency exposure. However, those contracts do not protect us from longer term-trends of a strengthening U.S. dollar, which could significantly increase our cost of activated carbon delivered to our European and Japanese markets, and we may not be able to offset these costs by increasing our prices.
Our business includes capital equipment sales which could have extreme fluctuations due to the cyclical nature of that type of business.
Our Equipment segment represented approximately 13% of our 2005 net sales. This business generally has a long project life cycle from bid solicitation to project completion and often requires customers to make large capital commitments well in advance of project execution. In addition, this business is usually affected by the general health of the overall economy. As a result, sales and earnings from the Equipment segment could be volatile.
We could find it difficult to fund the capital needed to complete our growth strategy due to borrowing restrictions under our existing revolving credit facility or our new revolving credit facility.
We are extended credit under our existing revolving credit facility, and we will be extended credit under our new revolving credit facility which will be entered into concurrently with the issuance of the notes, subject to compliance with certain financial covenants. For example, our new revolving credit facility will contain various affirmative and negative covenants, including limitations on us with respect to our ability to pay dividends, make loans, incur indebtedness, grant liens on our property, engage in certain mergers and acquisitions, dispose of assets and engage in certain transactions with our affiliates. Borrowing availability under our new revolving credit facility will be based on the value, from time to time, of certain of our accounts receivable, inventory and equipment. As a result, these restrictions may prevent us from being able to borrow sufficient funds under our new revolving credit facility to meet our future capital needs, and alternate financing on terms acceptable to us may not be available.
We have had to amend our existing revolving credit facility several times within the past year in order to cure violations or remain compliant as financial results have declined. Since March 31, 2006, we have been in default of our existing revolving credit facility as a result of a violation of a financial covenant and have been required to reclassify the borrowings outstanding under our existing revolving credit facility as short-term debt. During the period of default, the lenders have the right to accelerate the debt. We may have similar issues with respect to our new revolving credit facility. If our liquidity remains constrained for more than a temporary period, we may need to either delay certain strategic growth projects or access higher cost capital markets in order to fund our projects, which may adversely affect our financial results.
Our required capital expenditures may exceed our estimates.
Our capital expenditures were $16.0 million in 2005, primarily including improvements to our manufacturing facilities, repair of our Pearl River manufacturing facility as a result of damage sustained from Hurricane Katrina and equipment to be utilized in our service business. Our capital expenditures for 2006 are projected to be approximately $16.0 million, $7.3 million of which were spent in the first six months of 2006. Of the amount spent on capital expenditures in the first six months of 2006, $2.3 million was funded by insurance proceeds obtained from a settlement with our insurance carrier related to damage sustained from Hurricane Katrina. Future capital expenditures may be significantly higher and may vary substantially if we are required to undertake certain actions to comply with new regulatory requirements or compete with new technologies. We may not have the capital to undertake these capital investments. If we are unable to do so, we may not be able to effectively compete.
Our financial results could be adversely affected by the continued idling of one of our reactivation facilities.
In January 2006, we announced the temporary idling of our reactivation facility in Blue Lake, California. It currently is our intention to resume operation of the plant in 2007. If we conclude that the idling of facility beyond 2007 is warranted, our financial results may be adversely affected by the resulting impairment charges of approximately $1.5 million.
Declines in the operating performance of one of our business segments could result in an impairment of the segment’s goodwill.
As of June 30, 2006, we had consolidated goodwill of approximately $34.5 million recorded in our business segments, primarily from our Activated Carbon and Service and Equipment segments. We test our goodwill on an annual basis in order to determine whether the book value of our assets is still supported by the fair value of the underlying business. To the extent that it is not, we are required to record an impairment charge to reduce the asset down to fair value. SFAS 142, which came into effect in 2002, establishes guidance for the accounting for goodwill and intangibles. Upon implementation, we recorded a pre-tax goodwill impairment charge of $51.0 million related to goodwill recorded from our acquisition of Advanced Separation Technologies in 1996. A continued decline in the operating performance of any of our business segments or the sale of a business at an amount less than book value could result in a goodwill impairment charge which could have a material effect on our financial results.

Delays in enactment of new state or federal regulations could restrict our ability to reach our strategic growth targets and lower our return on invested capital.
Our strategic growth initiatives are reliant upon more restrictive environmental regulations being enacted for the purpose of making water and air cleaner and safer. If stricter regulations are delayed or are not enacted or enacted but subsequently repealed or amended to be less strict, or enacted with prolonged phase-in periods, our sales growth targets could be adversely affected and our return on investor capital could be reduced.
For example, stricter regulations surrounding the treatment of Cryptosporidium and other disease causing microorganisms in drinking water, as addressed by the EPA’s promulgation of the Long Term 2 Enhanced Surface Water Treatment Rule (“LT2”), were expected to be effective as of the fourth quarter of 2005. LT2 was not ultimately published in the Federal Register until January 2006, thus delaying municipalities’ requirements for testing and any subsequent need to fund a plan for remediation by over a year. The effect has been a delay in the timing of the expected growth for our UV business.
Our industry is highly competitive. If we are unable to compete effectively with competitors having greater resources that we do, our financial results could be adversely affected.
Our activated carbon business faces significant competition from Norit N.V., Westvaco Corporation and Siemens Water, together with Chinese producers. Our UV technology products face significant competition from Trojan Technologies, Inc., which is owned by Danaher Corporation, and Wedeco Ideal Horizons, which is owned by ITT Industries. In each case, our competitors include major manufacturers and diversified companies, a number of which have revenues and capital resources exceeding ours, which they may use to develop more advanced or more cost-effective technologies, increase market share or leverage their distribution networks. We may experience reduced net sales as a result of having fewer resources than these competitors.
Encroachment into our markets by competitive technologies could adversely affect our financial results.
Activated carbon is utilized in various applications as a cost effective solution for solving customer problems. If other competitive technologies, such as membranes, ozone and UV, are advanced to the stage in which such technologies could effectively compete with activated carbon technologies, we could experience a decline in net sales, which could adversely affect our financial results.
Failure to innovate new products or applications could adversely affect our ability to meet our strategic growth targets.
Part of our strategic growth and profitability plans involve the development of new products or new applications for our current products in order to replace more mature products or markets that have seen increased competition. If we are unable to develop new products or applications, our financial results could be adversely affected.

A planned or unplanned shutdown at one of our production facilities could have an adverse effect on our financial results.
We operate multiple facilities, and source product from strategic partners who operate facilities, which are close to water or in areas susceptible to earthquakes. An unplanned shutdown at any of our or our strategic partners’ facilities for more than a temporary period as a result of a hurricane, typhoon, earthquake or other natural disaster, or as a result of fire, explosions, war, terrorist activities, political conflict or other hostilities, could significantly affect our ability to meet our demand requirements, thereby resulting in lost sales and profitability in the short-term or eventual loss of customers in the long-term. In addition, a prolonged planned shutdown of any of our production facilities due to a change in business conditions could result in impairment charges that could have an adverse impact on our financial results.
A recent example of an unplanned shutdown of one of our production facilities is the shutdown of our Pearl River facility in Pearlington, Mississippi due to damage caused by Hurricane Katrina in August 2005. The plant did not become operational again until November 2005 and was not operating again at full capacity until January 2006. Certain customer shipments were either delayed or cancelled during the plant outage, the consequences of which have adversely affected us throughout 2006. We have estimated our pre-tax business interruption losses during 2005 and the first six months of 2006 to be approximately $4.4 million in the aggregate due to the effect of the unplanned shutdown of the Pearl River facility. As of July 31, 2006, we have recovered $8.8 million from our insurance carrier for reimbursable replacement costs due to property damage.
We hold a variety of patents that give us a competitive advantage in certain markets. An inability to defend those patents from competitive attack could have an adverse effect on both current results and future growth targets.
From time to time in the course of our business, we have to address competitive challenges to our patented technology. We are currently in litigation in multiple jurisdictions to defend our process patent for the use of ultraviolet light in the prevention of infection from Cryptosporidium and Giardia in drinking water. First, in July 2006, the U.S. District Court for the District of New Jersey granted the plaintiff’s motion for summary judgment in the matter, holding that our patent was invalid. We have appealed this ruling. Second, we filed suit in the U.S. District Court for the Western District of New York, alleging that the defendants are practicing the method claimed in our patent without a license, and we have been granted a stay pending our appeal to the U.S. Court of Appeals for the Federal Circuit. Third, we are awaiting the verdict in a trial in Canada in which our appeal of a 2005 ruling by a Canadian Federal Court that our process patent for the use of ultraviolet light to prevent infection from Cryptosporidium and Giardia in drinking water was invalid was allowed. An unfavorable outcome in any of these cases could impair our ability to capitalize on substantial future revenues from the licensing of that technology. Finally, certain competitors have opposed our process patent for the use of ultraviolet light in the prevention of infection from Cryptosporidium and Giardia in drinking water in Germany.
In addition, we have incurred significant legal fees and expenses in litigating these matters. For example, legal expenses related to these patent litigation matters totaled approximately $2.4 million in 2005 and approximately $3.2 million during the six months ended June 30, 2006. We may be required to incur additional significant legal expenses to defend our intellectual property in the future.
Furthermore, these legal disputes over our UV patents may adversely affect our business and growth prospects because they may suppress overall demand for UV equipment as municipalities may decide to wait for the completion of the litigation to resolve the resulting uncertainties before making investment decisions.
Our products may infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages or prevent us from selling our products.
Although it is our intention to avoid infringing or otherwise violating the intellectual property rights of others, our products may infringe or otherwise violate the intellectual property rights of others. We may be subject to legal proceedings and claims, including claims of alleged infringement by us of the patents and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim.
If we were to discover or be notified that our products potentially infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from these parties or substantially re-engineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages and/or be enjoined from using or selling the infringing products. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.
Environmental compliance and remediation could result in substantially increased capital requirements and operating costs.
Our production facilities are subject to environmental laws and regulations in the jurisdictions in which they operate or maintain properties. Costs may be incurred in complying with such laws and regulations. Each of our domestic production facilities require permits and licenses issued by local, state and federal regulators which regulate air emissions and water discharges. These permits are subject to renewal and, in some circumstances, revocation. International environmental requirements vary and could have substantially lesser requirements that may give competitors a competitive advantage. Additional costs may be incurred if environmental remediation measures are required. In addition, the discovery of contamination at any of our current or former sites or at locations at which we disposed of waste may expose us to cleanup obligations and other damages. For example, we and the Pennsylvania Department of Environmental Protection (PADEP) recently agreed to settlement terms with respect to a demand by the PADEP for response costs relating to a site in Allegheny County, Pennsylvania, requiring us to pay an aggregate of $515,000. If we receive similar demands in the future, we may incur significant costs in connection with the resolution of those matters.

Our international operations expose us to political and economic uncertainties and risks from abroad, which could negatively affect our results of operations.
We have manufacturing facilities and sales offices in Europe, China, Japan and the United Kingdom which are subject to economic conditions and political factors within the respective countries which, if changed in a manner adverse to us, could negatively affect our results of operations and cash flow. Political factors include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation and quotas, tariffs and other protectionist measures.
We face risks in connection with the material weakness described in our Sarbanes-Oxley Section 404 Management Report and any related remedial measures that we undertake.
In connection with the preparation of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, we concluded that our internal controls were ineffective as of December 31, 2005 as a result of the failure to record invoices for professional services in a timely manner. We remediated the identified material weakness by centralizing the collection and recordkeeping of invoices for professional services and establishing balance sheet reconciliation review meetings with the business process owners. We also have identified a significant deficiency related to a lack of segregation of duties with respect to our information systems and are in the process of implementing changes to remediate this significant deficiency. We continue to evaluate the effectiveness of our disclosure controls and procedures and internal control over financial reporting on an ongoing basis, taking additional remedial action as appropriate.
If we are unable to effectively remediate any other material weaknesses or significant deficiencies in internal control over financial reporting that are identified in the future and to assert that disclosure controls and procedures including internal control over financial reporting are effective in any future period, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price and potentially subject us to litigation. In addition, we may be required to incur additional costs in improving our internal control system and/or the hiring of additional personnel.
We have significant domestic and foreign net operating tax loss carryforwards which, if they are not utilized, would have an adverse effect on our financial results.
As of December 31, 2005, we had $27.2 million of deferred tax assets associated with net operating loss carryforwards (“NOLs”) that were generated from both our domestic and foreign operations. We have established a valuation reserve of $3.4 million for these deferred tax assets when it is deemed more likely than not that a portion of these deferred tax assets will not be realized. If we do not meet our projections of profitability in the future, we may not be able to realize these NOLs, and we may be required to record an additional valuation allowance, which would adversely affect our financial results. In addition, if some or all of these NOLs expire, they will not be available to offset our tax liability.
Our ability to utilize our NOLs and certain other tax attributes may be limited.
As of December 31, 2005, we had NOLs of approximately $22.0 million for federal income tax purposes and approximately $64.0 million for state income tax purposes. Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is generally defined as a greater than 50% change in its equity ownership by value over a three-year period. We may experience an ownership change in the future as a result of subsequent shifts in our stock ownership. If we were to trigger an ownership change in the future, our ability to use any NOLs existing at that time could be limited.
New Revolving Credit Facility
General
Concurrently with the issuance of the notes, we and certain of our subsidiaries will enter into a new senior secured revolving credit facility with a five-year term. This new revolving credit facility, the material terms of which are described below, initially will be a $50 million facility and will include a separate U.K. sub-facility and a separate Belgian sub-facility. Following the closing of the new revolving credit facility, JPMorgan Chase Bank, N.A., the Administrative Agent under the new revolving credit facility, will use commercially reasonable efforts to obtain commitments from a syndicate of lenders, permitting the total revolving credit commitment to be increased up to $75 million. No assurance can be given, however, that the total revolving credit commitment will be increased above $50 million. The terms of the new revolving credit facility are subject to change in the event that the total revolving credit commitment is increased following the closing of the new revolving credit facility. Our existing revolving credit facility will be terminated concurrently with the issuance of the notes and the closing of the new revolving credit facility.
We will file the credit agreement evidencing the new revolving credit facility with the SEC after it is executed in accordance with applicable SEC rules. You should refer to that credit agreement for the definitive terms of the new revolving credit facility. To the extent that the terms contained in that credit agreement are inconsistent with the terms of the new revolving credit facility described in this offering memorandum, the terms set forth in the credit agreement as filed with the SEC will govern the new revolving credit facility. After it is executed and filed with the SEC, you may obtain a copy of this credit agreement by the means described under “Available information.”
Co-borrower
Calgon Carbon Investments, Inc., one of our domestic subsidiaries, will be a co-borrower under the new revolving credit facility with respect to domestic borrowings.
Guarantors
Certain of our domestic subsidiaries will unconditionally guarantee all indebtedness and obligations related to domestic borrowings under the new revolving credit facility. Calgon Carbon Corporation and certain of our domestic subsidiaries also will unconditionally guarantee all indebtedness and obligations under the U.K. sub-facility.
Collateral
Domestic borrowings, as well as the obligations of Calgon Carbon Corporation and certain of our domestic subsidiaries as guarantors, will be secured by a first perfected security interest in substantially all of our assets, with limitations in certain circumstances in the case of capital stock of foreign subsidiaries and certain real property. Borrowings under the U.K. sub-facility will be secured by a first perfected security interest in substantially all of our U.K. assets.
Borrowing availability
Availability for domestic borrowings under the new revolving credit facility will be based upon the value of eligible accounts receivable, eligible inventory and eligible equipment. Domestic borrowings initially will be subject to a $50 million borrowing limit, which may be increased up to $75 million following the closing of the new revolving credit facility. No assurance can be given, however, that the total revolving credit commitment will be increased above $50 million. The U.K. sub-facility will be subject to a $12 million sub-limit, with availability based on the value of eligible U.K. accounts receivable and eligible U.K. inventory. The borrowing base for the Belgian sub-facility will be subject to a $6 million sub-limit, with availability based on the value of eligible Belgian accounts receivable. In each case, the borrowing base may be reduced by the amount of reserves established by the administrative agent or J.P. Morgan Europe Limited, the European administrative agent under the new revolving credit facility, as applicable, in its discretion. Availability under the new revolving credit facility will be conditioned upon the satisfaction of various customary conditions precedent and the receipt of at least $65 million in gross proceeds from this offering of notes.
Letters of credit
We will be able to issue up to $20 million of letters of credit under the new revolving credit facility. Sub-limits for letters of credit under the U.K. sub-facility and the Belgian sub-facility will be $2.0 million and $4.0 million, respectively.
Interest rates
Domestic borrowings under the new revolving credit facility will bear interest, at our option, at an annual rate equal to (i) the greater of (A) the prime rate or (B) the federal funds rate plus 0.50%, in either case plus a margin of 0.50% if the average monthly domestic borrowing availability is less than $15.0 million, or (ii) at rate based on LIBOR, plus a margin ranging from 1.25% to 2.25%, based on the average monthly domestic borrowing availability. Non-U.S. borrowings will bear interest at a rate based on LIBOR or EURIBOR, plus a margin ranging from 1.25% to 2.25%, based on the average monthly domestic borrowing availability.
Voluntary prepayments

We will be permitted to voluntarily prepay amounts outstanding under the new revolving credit facility, in whole or in part, without premium or penalty, upon prior written notice.
Covenants
The new revolving credit facility will contain customary affirmative and negative covenants for credit facilities of this type, including limitations on our ability to, among other things:
•	incur additional indebtedness, subject to certain exceptions, such as indebtedness in an aggregate principal amount not exceeding $5 million to finance capital expenditures, unsecured indebtedness in an aggregate principal amount not exceeding $5 million at any given time and indebtedness in respect of the notes;

•	incur additional liens, subject to certain exceptions, such as liens on fixed or capital assets under certain circumstances;

•	engage in mergers or consolidations where we are not the surviving entity, or to liquidate or dissolve;

•	engage in new businesses;

•	make additional investments, loans, advances, or guarantees, subject to certain exceptions and amount limitations;

•	sell, transfer, lease or dispose of any assets, subject to certain exceptions, such certain sales in the ordinary course of business and certain dispositions;

•	engage in sale and leaseback transactions;

•	enter into swap agreements, subject to certain exceptions;

•	declare or pay cash dividends or make other restricted payments, subject to certain exceptions, such as dividends declared and paid by our subsidiaries, cash dividends paid by us in an amount not to exceed $6.0 million in the aggregate during any fiscal year if certain conditions are met and restricted payments pursuant to stock compensation or other benefit plans;

•	enter into transactions with our affiliates, subject to certain exceptions, such as transactions in the ordinary course of business on arm’s-length terms; and

•	amend or waive rights under our certificate of incorporation or by-laws, the documentation governing any material indebtedness or the indenture governing the notes if any such amendment or waiver would be adverse to the lenders under the new revolving credit facility.
The new revolving credit facility also will contain a minimum fixed charge coverage ratio requirement that will require that our fixed charge coverage ratio be not less than 1.10 to 1.00, on a rolling four-quarters basis, commencing with the last day of the fiscal quarter during which availability for domestic borrowing under the new revolving credit facility for the first time is less than $11.0 million.
Events of default
The new revolving credit facility will provide for customary events of default in credit facilities of this type, including:
•	failure to pay any amount under the new revolving credit facility when such amount becomes due and payable;

•	material breach of the representations or warranties made in connection with the credit agreement evidencing the new revolving credit facility;

•	failure to observe or perform any covenant contained in the credit agreement evidencing the new revolving credit facility;

•	failure to make any payment in respect of any material indebtedness when such amount becomes due and payable;

•	the occurrence of an event enabling or permitting the acceleration of the scheduled maturity of any material indebtedness;

•	events of bankruptcy, whether voluntary or involuntary;

•	entry of one or more judgments against us for the payment of money in an aggregate amount in excess of $2.5 million where the one or more judgments remain undischarged for a period of 30 consecutive days during which execution is not effectively stayed;

•	a change of control, as defined in the credit agreement evidencing the new revolving credit facility;

•	any guaranty under the new revolving credit facility fails to remain in full force or effect or any action is taken to discontinue or assert the invalidity or unenforceability of any such guaranty;

•	any collateral document related to the new revolving credit facility fails to create a valid and perfected first priority security interest in any collateral purported to be covered by such collateral document;

•	any event or condition occurs which, in the reasonable judgment of the administrative agent, would reasonably be expected to have a material adverse effect on us; and

•	the occurrence of any “fundamental change” described in this offering memorandum under “Description of notes — Fundamental change permits holders to require us to purchase notes.”
Fees
We will pay a monthly commitment fee equal to 0.375% per annum on the average daily unused portion of the maximum commitment amount under the new revolving credit facility. We also will pay a participation fee of a percentage of the face amount of each letter of credit issued, with the percentage ranging from 1.25% to 2.25% based on the average monthly domestic borrowing availability, and a fronting fee equal to 0.125% of the face amount of each letter of credit issued.
Item 8.01. Other Events.
          On August 14, 2006, Calgon Carbon Corporation (the “Company”) announced that it intends to offer, subject to market conditions and other factors, $65 million in aggregate principal amount of Convertible Senior Notes due 2036 (“Convertible Notes”). In addition, the Company may issue up to an additional $10 million in aggregate principal amount of Convertible Notes upon exercise of an option to be granted to the initial purchasers.
          The Convertible Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act. None of the Convertible Notes (including any shares of common stock issuable upon conversion thereof) or the guarantees thereof have been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. A copy of the press release is attached hereto and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
          (c) Exhibits
          99.1 Press Release dated August 14, 2006

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 14, 2006	CALGON CARBON CORPORATION

	By:	/s/ Leroy M. Ball

Leroy M. Ball
Senior Vice President and
Chief Financial Officer